UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*

                                 WATSCO, INC.
                               (Name of Issuer)

                         COMMON STOCK, $0.50 PAR VALUE
                        (Title of Class of Securities)

                                   942622200
                                (CUSIP Number)

                               January 3, 2007
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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|CUSIP No. 942622200||Page 2 of 11 Pages|
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|1 |NAME OF REPORTING PERSON                                              |
|  |                                                                      |
|  |       Basswood Capital Management, LLC                               |
|  |                                                                      |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     |
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|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)         |
|  |                                                          (b) X       |
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|3 |SEC USE ONLY                                                          |
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|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|  |                                                                      |
|  |          Delaware                                                    |
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|                  |      5       |SOLE VOTING POWER                      |
|                  |              |                                       |
|    NUMBER OF     |              |          -0-                          |
                   --------------------------------------------------------
|      SHARES      |      6       |SHARED VOTING POWER                    |
|   BENEFICIALLY   |              |                                       |
|     OWNED BY     |              |          1,334,125 shares             |
                   --------------------------------------------------------
|       EACH       |      7       |SOLE DISPOSITIVE POWER                 |
|    REPORTING     |              |                                       |
|      PERSON      |              |          -0-                          |
                   --------------------------------------------------------
|       WITH       |      8       |SHARED DISPOSITIVE POWER               |
|                  |              |                                       |
|                  |              |          1,334,125 shares             |
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|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|  |                                                                      |
|  |          1,334,125 shares                                            |
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|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |
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|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|  |                                                                      |
|  |          5.5%                                                        |
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|12|TYPE OF REPORTING PERSON*                                             |
|  |          OO                                                          |
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|CUSIP No. 942622200||Page 3 of 11 Pages|
-----------------------------------------

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|1 |NAME OF REPORTING PERSON                                              |
|  |                                                                      |
|  |       Basswood Partners, LLC                                         |
|  |                                                                      |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     |
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|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)         |
|  |                                                          (b) X       |
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|3 |SEC USE ONLY                                                          |
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|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|  |                                                                      |
|  |          Delaware                                                    |
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|                  |      5       |SOLE VOTING POWER                      |
|                  |              |                                       |
|    NUMBER OF     |              |          -0-                          |
                   --------------------------------------------------------
|      SHARES      |      6       |SHARED VOTING POWER                    |
|   BENEFICIALLY   |              |                                       |
|     OWNED BY     |              |          689,383 shares               |
                   --------------------------------------------------------
|       EACH       |      7       |SOLE DISPOSITIVE POWER                 |
|    REPORTING     |              |                                       |
|      PERSON      |              |          -0-                          |
                   --------------------------------------------------------
|       WITH       |      8       |SHARED DISPOSITIVE POWER               |
|                  |              |                                       |
|                  |              |          689,383 shares               |
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|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|  |                                                                      |
|  |          689,383 shares                                              |
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|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |
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|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|  |                                                                      |
|  |          2.9%                                                        |
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|12|TYPE OF REPORTING PERSON*                                             |
|  |          OO                                                          |
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|CUSIP No. 942622200||Page 4 of 11 Pages|
-----------------------------------------

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|1 |NAME OF REPORTING PERSON                                              |
|  |                                                                      |
|  |          Matthew Lindenbaum                                          |
|  |                                                                      |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     |
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|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)         |
|  |                                                          (b) X       |
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|3 |SEC USE ONLY                                                          |
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|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|  |                                                                      |
|  |          United States                                               |
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|                  |       5       |SOLE VOTING POWER                     |
|                  |               |                                      |
|    NUMBER OF     |               |          -0-	                  |
                   --------------------------------------------------------
|      SHARES      |       6       |SHARED VOTING POWER                   |
|   BENEFICIALLY   |               |                                      |
|     OWNED BY     |               |          1,336,690 shares            |
                   --------------------------------------------------------
|       EACH       |       7       |SOLE DISPOSITIVE POWER                |
|    REPORTING     |               |                                      |
|      PERSON      |               |          -0-                         |
                   --------------------------------------------------------
|       WITH       |       8       |SHARED DISPOSITIVE POWER              |
|                  |               |                                      |
|                  |               |          1,336,690 shares            |
---------------------------------------------------------------------------
|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|  |                                                                      |
|  |          1,336,690 shares                                            |
---------------------------------------------------------------------------
|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |
---------------------------------------------------------------------------
|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|  |                                                                      |
|  |          5.5%                                                        |
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|12|TYPE OF REPORTING PERSON*                                             |
|  |          IN                                                          |
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|CUSIP No. 942622200||Page 5 of 11 Pages|
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|1 |NAME OF REPORTING PERSON                                              |
|  |                                                                      |
|  |          Bennett Lindenbaum                                          |
|  |                                                                      |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     |
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|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)         |
|  |                                                          (b) X       |
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|3 |SEC USE ONLY                                                          |
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|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|  |                                                                      |
|  |          United States                                               |
---------------------------------------------------------------------------
|                  |       5       |SOLE VOTING POWER                     |
|                  |               |                                      |
|    NUMBER OF     |               |          -0-                         |
                   --------------------------------------------------------
|      SHARES      |       6       |SHARED VOTING POWER                   |
|   BENEFICIALLY   |               |                                      |
|     OWNED BY     |               |          1,336,690 shares            |
                   --------------------------------------------------------
|       EACH       |       7       |SOLE DISPOSITIVE POWER                |
|    REPORTING     |               |                                      |
|      PERSON      |               |          -0-                         |
                   --------------------------------------------------------
|       WITH       |       8       |SHARED DISPOSITIVE POWER              |
|                  |               |                                      |
|                  |               |          1,336,690 shares            |
---------------------------------------------------------------------------
|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|  |                                                                      |
|  |          1,336,690 shares                                            |
---------------------------------------------------------------------------
|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |
---------------------------------------------------------------------------
|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|  |                                                                      |
|  |          5.5%                                                        |
---------------------------------------------------------------------------
|12|TYPE OF REPORTING PERSON*                                             |
|  |          IN                                                          |
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Item 1(a).   Name of Issuer:

                 WATSCO, INC.

Item 1(b).   Address of Issuer's Principal Executive Offices:

                 2665 South Bayshore Drive, Suite 901
		 Coconut Grove, Florida 33133

Items 2(a)    Name and Principal Business Address of Person Filing:
and 2(b).

          This Schedule is being jointly filed by:

          (i) Basswood Capital Management, LLC, a Delaware limited liability company ("Basswood"), which acts as investment advisor or investment manager to Basswood Financial Partners, LP, a Delaware limited partnership, Basswood Opportunity Partners, LP, a Delaware limited partnership, Jet I, LP, a Delaware limited partnership, and Whitewood Financial Partners, LP, a Delaware limited partnership (the "Domestic Funds") and Basswood Opportunity Fund, Inc., a Cayman Islands exempted company, and Basswood International Fund, Inc., a Cayman Islands exempted company (the "Offshore Funds"), and a managed account (the "Managed Account", and collectively with the Domestic Funds and the Offshore Funds, the "Funds");

         (ii) Basswood Partners, LLC, a Delaware limited liability company (the "General Partner"), which acts as general partner to the Domestic Funds;

         (iii) Matthew Lindenbaum, a Managing Member of Basswood and the General Partner; and

         (iv) Bennett Lindenbaum, a Managing Member of Basswood and the General Partner.

The principal business address of each reporting person is 645 Madison Avenue, 10th Floor, New York, New York 10022.

Item 2(c).   Citizenship:

          (i) Basswood Capital Management, LLC is a Delaware limited liability company.

          (ii)  Basswood Partners, LLC is a Delaware limited liability company.

          (iii) Messrs. Lindenbaum are citizens of the United States.

Item 2(d).   Title of Class of Securities:

                 Common Stock, $0.50 par value ("Common Stock").

Item 2(e).   CUSIP Number:

                 942622200

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) [ ]  Broker or Dealer registered under section 15 of the Act,

     (b) [ ]  Bank as defined in section 3(a)(6) of the Act,

     (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act,

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e) [ ]  An investment adviser in accordance with ss. 240.13d-
              1(b)(1)(ii)(E),

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F),

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G),

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

     (j) [ ]  A group, in accordance with ss. 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

       The following states the beneficial ownership of the reporting persons as of January 10, 2007. See also the notes appearing at the end of this Item 4.

     Basswood Capital Management, LLC:

     (a)  Amount beneficially owned:  1,334,125 shares

     (b)  Percent of class: 5.5%

     (c)  Number of shares as to which such person has:
           (i)  Sole power to vote or to direct the vote:
		None
           (ii) Shared power to vote or to direct the vote:
		1,334,125 shares
           (iii)Sole power to dispose or to direct the disposition of:
		None
           (iv) Shared power to dispose or to direct the disposition of:
		1,334,125 shares

       Basswood Partners, LLC:

     (a)  Amount beneficially owned:  689,383 shares

     (b)  Percent of class: 2.9%

     (c)  Number of shares as to which such person has:
           (i)  Sole power to vote or to direct the vote:
		None
           (ii) Shared power to vote or to direct the vote:
		689,383 shares
           (iii)Sole power to dispose or to direct the disposition of:
		None
           (iv) Shared power to dispose or to direct the disposition of:
		689,383 shares

     Matthew Lindenbaum:

     (a)  Amount beneficially owned:  1,336,690 shares

     (b)  Percent of class: 5.5%

     (c)  Number of shares as to which such person has:
           (i)  Sole power to vote or to direct the vote:
		None
           (ii) Shared power to vote or to direct the vote:
		1,336,690 shares
           (iii)Sole power to dispose or to direct the disposition of:
		None
           (iv) Shared power to dispose or to direct the disposition of:
		1,336,690 shares

     Bennett Lindenbaum:

     (a)  Amount beneficially owned:  1,336,690 shares

     (b)  Percent of class:  5.5%

     (c)  Number of shares as to which such person has:
           (i)  Sole power to vote or to direct the vote:
		None
           (ii) Shared power to vote or to direct the vote:
		1,336,690 shares
           (iii)Sole power to dispose or to direct the disposition of:
		None
           (iv) Shared power to dispose or to direct the disposition of:
		1,336,690 shares

As the investment advisor or investment manager to the each of the Funds, Basswood may be deemed to have beneficial ownership over 1,334,125 shares of Common Stock directly owned by the Funds (none of which individually beneficially own more than 5% of the class), by virtue of the authority granted to it by the Funds (or, in the case of the Domestic Funds, the General Partner) to vote and to dispose of the securities held by the Funds, including the shares of Common Stock. As the general partner to each of the Domestic Funds, the General Partner may be deemed to have beneficial ownership over 686,818 shares of Common Stock directly owned by the Domestic Funds by virtue of the authority granted to it by the Domestic Funds to vote and to dispose of the securities held by the Domestic Funds, including the Common Stock. In addition, the General Partner directly owns 2,565 shares of Common Stock. As Managing Members of Basswood and the General Partner, Matthew Lindenbaum and Bennett Lindenbaum may be deemed to have beneficial ownership over 1,336,690 shares of Common Stock directly owned by the Funds and the General Partner.

Item 5.  Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Each of the Funds has the right to receive dividends from and the proceeds of the sale of the Common Stock owned by such entities. None of such parties individually owns beneficially more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not applicable.

Item 8.  Identification and Classification of Members of the Group.

           Not applicable.

Item 9.  Notice of Dissolution of Group.

           Not applicable.

Item 10.  Certification.

           By signing below I (we) certify that, to the best of my (our) knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my (our) knowledge and belief, I (we) certify that the information set forth in this statement is true, complete and correct.


Dated:  January 10, 2007

  					Basswood Capital Management, LLC

					/s/ Matthew Lindenbaum
					--------------------------------
  					By: Matthew Lindenbaum
  					Title:  Managing Member


  					Basswood Partners, LLC

					/s/ Matthew Lindenbaum
					--------------------------------
  					By: Matthew Lindenbaum
  					Title:  Managing Member



					/s/ Matthew Lindenbaum
					---------------------------------
					Matthew Lindenbaum, an individual


 					/s/ Bennett Lindenbaum
					---------------------------------
					Bennett Lindenbaum, an individual

                              Joint Filing Agreement

Basswood Capital Management, LLC, a Delaware limited liability company, and Matthew and Bennett Lindenbaum, each an individual, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  January 10, 2007


  					Basswood Capital Management, LLC

					/s/ Matthew Lindenbaum
					--------------------------------
  					By: Matthew Lindenbaum
  					Title:  Managing Member


  					Basswood Partners, LLC

					/s/ Matthew Lindenbaum
					--------------------------------
  					By: Matthew Lindenbaum
  					Title:  Managing Member



					/s/ Matthew Lindenbaum
					---------------------------------
					Matthew Lindenbaum, an individual


 					/s/ Bennett Lindenbaum
					---------------------------------
					Bennett Lindenbaum, an individual